EXHIBIT 16.1

Item 16.1

September 8, 2015

Securities and Exchange Commisison

100 F. Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 8, 2015, of GlyEco, Inc. and are in agreement with the statements contained therein, except for paragraph (b), for which we have no basis to agree or disagree with the statements of the registrant contained therein.

 Respectfully,

Semple, Marchal & Cooper, LLP